Exhibit 10.3
Polycom, Inc. 6001 America Center Drive P.O. Box 641390 San Jose, CA 95002	TEL 408-586-6000	www.polycom.com

4.28.14

Mr. Michael Frendo

3741 Raboli Street

Pleasanton, CA 94566

Dear Michael:

Thank you for your interest in joining Polycom.  We are favorably impressed with your experience, skills, and proven track record.  Given the requirements we have in building our company, we believe you are the ideal individual to join our team.  We are pleased to extend the following offer:

1.	Title: Executive Vice President, Engineering, reporting to Peter Leav, CEO. This is an exempt professional position located in San Jose, CA.
2.

Salary:  $14,583.00 paid semi-monthly (equivalent to approximately $350,000.00 per year). If your hire date is within five (5) business days of the end of a pay cycle you will receive your first paycheck at the end of the following pay cycle.

3.

Equity:  You will be granted 73,052 Restricted Stock Units of Polycom common stock (“RSU”), which grant is subject to approval by the Compensation Committee of the Board of Directors.  These RSU’s will vest over a 3 year period from the grant date in equal annual installments and will be subject to all of the terms and conditions as set forth in your Restricted Stock Unit Agreement.  In addition, you will be granted 73,052 Target Performance Shares (“PSU”) measuring Total Shareholder Return against the Nasdaq Composite Index, which grant is subject to approval by the Compensation Committee of the Board of Directors. These PSU’s will have three distinct annual performance periods over a three (3) year period and will be subject to the other terms and conditions set forth in your Performance Share Agreement.

4.

Bonus Plan: You are eligible to participate in Polycom’s 2014 Management Bonus Plan, which is targeted at 75% of your base salary during the fiscal year. Details of the plan to follow.  Depending on when you start with Polycom, with respect to the 2014 bonus, you will be eligible for a pro-rata portion of your target 2014 bonus based on your Polycom earnings in 2014 and subject to company performance.

5.	Benefits: Polycom provides a competitive benefits package to all full-time, regular employees. A summary of these benefits is enclosed.

You hereby represent to Polycom that you are under no obligation or agreement that would prevent you from becoming an employee of Polycom or adversely impact your ability to perform the expected services.

Adherence to Company rules and regulations is also a condition of employment.  Polycom is an equal opportunity/affirmative action employer.

Polycom, Inc. 6001 America Center Drive P.O. Box 641390 San Jose, CA 95002	TEL 408-586-6000	www.polycom.com

Mr. Michael Frendo

This offer is contingent upon the following:  (1) your execution of the enclosed Proprietary Information and Invention Agreement, which, among other things, requires that you will not, during your employment with Polycom, improperly use or disclose any proprietary information or trade secrets of any former employer and will not bring onto Polycom premises any confidential or proprietary information of any former employer unless that employer has consented to such action in writing; (2) your execution of the enclosed Proprietary Information Obligations Checklist concerning your obligation to protect and not bring to Polycom the proprietary information of any other company between the date of this offer letter and the date you begin employment with Polycom; (3) your ability to provide the Company with the legally required proof of your identity and authorization to work in the United States; (4) the satisfactory results of the background investigation and reference checks; and (5) understanding of and commitment to the standards and policies contained in the enclosed Polycom Code of Business Ethics and Conduct.

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral.  Employment with Polycom is "at-will". This means that it is not for any specific period of time and can be terminated by the employee or by the Company at any time, without any advance notice or procedures, and for any or no particular reason or cause. It also means that Polycom reserves the right to change at any time, in its sole discretion and business judgment, any term or condition of employment including, but not limited to, an employee’s job duties, title, work location, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures. However, the “at-will” nature of employment with Polycom cannot be changed except by a separate individualized written agreement that expressly disavows at-will employment, and is signed by the employee and by Polycom’s Chief Legal Officer and by its highest level Vice President of Human Resources.

We look forward to your acceptance of our offer, which will remain open until May 5, 2014

Michael, we are very interested in having you join Polycom. We believe that your background and knowledge will make you an important addition to our team and look forward to the opportunity to work with you.

Best Regards,

/s/ Elisa Gilmartin

Elisa Gilmartin

SVP, Human Resources

Accepted by:	/s/ Michael Frendo
Date:	April 28, 2014
Start Date:	Date May 13, 2014

Requisition #0000BR